                                 CODE OF ETHICS

         UNIFIED FUND SERVICES, INC. UNIFIED FINANCIAL SECURITIES, INC.
                           (AS AMENDED MARCH 16,2006)

I.    STATEMENT OF GENERAL PRINCIPLES

      Unified Fund Services, Inc. and Unified Financial Securities, Inc.
(collectively, "Unified") have adopted this Code of Ethics for the purpose of instructing all Covered Persons (defined below) in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to Unified's mutual fund portfolio accounting clients (each a "Client" and collectively, the "Clients") and to the underlying shareholders
(the "Shareholders") of each Client's fund(s). A fiduciary duty means a duty of loyalty, fairness and good faith towards the Clients and the Shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

      o     The duty at all times to place the interest of Clients and
            Shareholders first;

      o     The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility;
            and

      o     The fundamental standard that Covered Persons should not take inappropriate advantage of their position or of their relationship with Clients or Shareholders.

      It is imperative that the personal trading activities of Covered Persons be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

      All personal securities transactions must also comply with the general provisions of Rule 17J-1 under the Investment Company Act of 1940. Based on those provisions, no Covered Person may, in connection with the purchase or sale of a Security:

      o     Employ any device, scheme or artifice to defraud a Client or any
            Shareholder;

      o     Make to a Client or any Shareholder any untrue statement of a material fact or omit to state to such Client or Shareholder a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not
            misleading;

      o     Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client or any Shareholder;
            or

      o     Engage in any manipulative practice with respect to the Client or any Shareholder.

II.   DEFINITIONS

      A. Beneficial Interest: the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security. Covered
Persons should direct questions regarding the definition of Beneficial Interest to the Compliance Officer.

      B. Compliance Officer: the person or persons designated by Unified's Chief
Executive Officer to be responsible for the implementation, operation and monitoring of this Code.

      C. Covered Person: (i) any permanent employee of Unified Fund Services,
Inc. or Unified Financial Securities, Inc.; (ii) any temporary employee or temporary worker (through a temporary employment service) whose primary duties are within the Fund Accounting department or who is granted access to the Mutual
Fund Accounting System; and (iii) any person for whom Unified Financial
Securities, Inc. holds a securities license ("Registered Representative").

      D. Covered Account: each account in which a Covered Person or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. A Covered Person's family members include the Covered Person's spouse, minor children, any person living in the home of the Covered Person and any relative of the Covered Person
(including in-laws) to whose support a Covered Person directly or indirectly contributes.

      E. Exempt Transactions: transactions which are 1) effected in an amount or in a manner over which the Covered Person has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) purchases or sales of Securities involving less than 2,000 shares of any Security included in the Standard & Poor's 500 Index,
8) purchases or sales of Securities involving less than 2,000 shares of a
Security of a company with a market capitalization in excess of $200 million and average daily trading volume in excess of 50,000 shares for the past ten trading days, and 9) purchases or sales of options contracts on a broad-based market index.

      F. Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

      G. Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security", or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing;
except for the following: 1) securities issued by the government of the United
States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of registered open-end investment companies (mutual funds).

      H. Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for a Covered Account. The term
Securities Transaction does not include transactions executed by a Covered
Person for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

III.  PERSONAL INVESTMENT GUIDELINES

      A. Personal Accounts

            1. The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions. Covered Persons must remember that regardless of the transaction's status as exempt or not exempt, the Covered Person's fiduciary obligations remain unchanged.

            2. A Covered Person may not execute a Securities Transaction within five calendar days before or after a transaction in the same Security or a
Related Security has been executed on behalf of a Client unless (a) the Covered
Person sells the same Security after the Client sells the Security; or (b) the
Covered Person purchases the same Security after the Client purchases the
Security. In the case of Covered Persons who are permanent or temporary Unified employees or workers, this restriction applies only if the Covered Person knew, or in the ordinary course of fulfilling the duties of his or her position, should have known, that the same Security or a Related Security was or was to be purchased or sold for a Client or that such purchase or sale for a Client was being considered. In the case of Covered Persons who are Registered
Representatives, this restriction applies only with regard to the Client with whom the Registered Representative is affiliated.

            3. Any transactions by a Covered Person involving a private placement must be authorized by the Compliance Officer, in writing, prior to the transaction. In connection with a private placement acquisition, the Compliance
Officer will take into account, among other factors, whether the opportunity is being offered to the Covered Person by virtue of the Covered Person's position with a Client or with Unified.

            4. Covered Persons are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Compliance
Officer. This restriction is imposed in order to preclude any possibility of a
Covered Person profiting improperly from the Covered Person's position with a
Client or with Unified.

      B. Other Restrictions

            1. Covered Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the
Compliance officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of
Clients and Shareholders.

            2. No Covered Person may, in any calendar year, accept from a Client or vendor an amount in excess of $100 in the form of gifts or gratuities, or as compensation for services, without the Compliance Officer's prior written approval. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.

IV.   COMPLIANCE PROCEDURES

      A. Initial Reporting Requirements

            1. Within ten days of the commencement of employment or association with Unified, each Covered Person is required to submit to the Compliance
Officer:

                  a. the names and account numbers of all of their personal
brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Interest, as of a date no more than 45 days prior to the commencement of employment or affiliation (See Exhibit A)

                  b. a list of all personal Securities holdings as of a date no more than 45 days prior to the commencement of employment or affiliation (See
Exhibit A)

                  c. certification that the Covered Person has read and
understands this Code and recognizes that he or she is subject to the Code (See
Exhibit B)

            2. For each account referenced in (a) above, each Covered Person is required to furnish duplicate confirmations and statements to the Compliance
Officer.

      B. Quarterly Reporting Requirements

            1. No later than 30 days after the close of each calendar quarter, each Covered Person must report to the Compliance Officer the following information with respect to transactions effected during the quarter in any
Security in which the Covered Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security: (See
Exhibit C)

                  a. The date of the transaction, the name of the Security, the number of shares, and the principal amount

                  b. The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition)

                  c. The price of the Security at which the transaction was
effected

                  d. the name of the broker, dealer or bank with or through whom the transaction was effected

            2. No later than 30 days after the close of each calendar quarter, each Covered Person must report to the Compliance Officer information regarding any trading account established by the Covered Person during the previous quarter with a broker, dealer or bank. (See Exhibit C)

      C. Annual Reporting Requirements

            1. No later than January 31 of each year, each Covered Person is required to submit to the Compliance Officer:

                  a. the names and account numbers of all of their personal
brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership, as of December 31 of the prior year (See
Exhibit D)

                  b. a list of all personal Securities holdings as of December
31 of the prior year (See Exhibit D)

                  c. certification that the Covered Person has read and
understands this Code and whether the Covered Person has complied with the
Code's requirements throughout the prior year (See Exhibit E)

      D. General Compliance Procedures

            1. The Compliance Officer will maintain a list of current Covered
Persons.

            2. All Covered Persons must provide copies of all broker
confirmations and periodic account statements to the Compliance Officer.

            3. The Compliance Officer will, on a quarterly basis, check all
Securities Transaction Reports, and randomly check the trading confirmations provided by brokers, to verify that the Covered Persons have not violated the
Code.

            4. If a Covered Person violates this Code, the Compliance Officer will report the violation to upper management personnel of Unified for appropriate remedial action which may include a reprimand of the Covered Person, disgorgement of profit received, termination of employment, or termination of affiliation with Unified.